HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS FOR
FOURTH QUARTER AND FISCAL YEAR 2023

MUSCATINE, Iowa (February 22, 2024) – HNI Corporation (NYSE: HNI) today announced sales of $2.434 billion and net income of $49.2 million for the full year ended December 30, 2023. GAAP net income per diluted share was $1.09, compared to $2.94 in the prior year. Non-GAAP net income per diluted share was $2.65, compared to $2.20 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Fourth quarter sales of $679.8 million were up 19 percent from year-ago levels, and fourth quarter net income was $22.7 million. GAAP net income per diluted share was $0.48, compared to $0.39 in the prior year. Non-GAAP net income per diluted share was $0.98, up from $0.63 reported in the prior-year period.

Fourth Quarter Highlights
•Strong earnings growth. Fourth quarter GAAP earnings per share increased 23 percent year-over-year. On a non-GAAP basis, the Corporation delivered diluted earnings per share that were 56 percent higher than the fourth quarter of fiscal year 2022 despite a 6.4 percent year-over-year organic revenue decline.
•Significant Workplace Furnishings margin expansion. Segment GAAP operating margin expanded 410 basis points on a year-over-year basis. Excluding impacts from the Kimball International acquisition, fourth quarter non-GAAP operating profit margin for legacy HNI workplace furnishings (“Legacy Workplace”) increased 480 basis points compared to the prior-year period. Price-cost improvement, productivity gains, and benefits from recent cost savings initiatives were the primary drivers of margin expansion.
•Kimball International solidly accretive; estimated synergies move higher. Kimball International (“KII”) added approximately $16 million to fourth quarter operating profit while generating an operating profit margin of approximately 11 percent. KII also added an estimated $0.07 to fourth quarter non-GAAP EPS. The Corporation now expects to achieve total annual cost synergies of $35 million. This is up from previous expectations of at least $25 million, which is now expected to be achieved in 2024—well ahead of the initially communicated time horizon.
•Residential Building Products margins improve despite continued housing market weakness. Segment GAAP operating margin expanded 310 basis points year-over-year to 22.3 percent. Non-GAAP operating margin improved to 22.3 percent, a 240 basis point improvement from 19.9 percent in the year-ago period. This was despite a 13.1 percent year-over-year revenue decline. Recent cost reduction actions continued to support profitability. The segment remains well positioned for sustained long-term profitable growth. Order trends improved during the quarter, and the intermediate- to long-term demand dynamics remain encouraging for the segment.
•Strong balance sheet further strengthened. The Corporation reduced debt by $73 million in the fourth quarter and by $162 million during the second half of 2023. As a result, the Corporation ended the fourth quarter with $436 million in total debt with a gross leverage ratio of 1.9x, as calculated by the Corporation’s lending agreements. Gross leverage is back below 2.0x only two quarters following the acquisition of Kimball International.

“We made outstanding progress in 2023 and finished the year on a strong note, delivering greater than 50 percent earnings growth in the fourth quarter. Our Workplace Furnishings profit transformation plan continues to pay dividends and drove segment fourth quarter operating margin to pre-pandemic levels. The synergy capture associated with the Kimball International acquisition is ahead of schedule; moreover, we now expect total synergies to be $10 million higher than our initial projection. In Residential Building Products, our actions to support profitability fueled margins to near record levels despite housing market weakness. Overall, we exited 2023 a fundamentally stronger company, reflecting the power and dedication of our member-owners,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation — Fourth Quarter Results

HNI Corporation – Fourth Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	December 30, 2023	December 31, 2022	Change
GAAP
Net Sales	$679.8	$568.9	19.5%
Gross Profit %	40.2%	36.6%	360	bps
SG&A %	31.0%	31.5%	-50	bps
Restructuring and Impairment Charges %	4.6%	1.0%	360	bps
Operating Income	$30.7	$23.0	33.6%
Operating Income %	4.5%	4.0%	50	bps
Effective Tax Rate	0.0%	21.0%
Net Income %	3.3%	2.9%	40	bps
EPS – diluted	$0.48	$0.39	23.1%

Non-GAAP
Gross Profit %	40.2%	37.4%	280	bps
Operating Income	$66.1	$36.2	82.6%
Operating Income %	9.7%	6.4%	330	bps
EPS – diluted	$0.98	$0.63	55.6%

The following table contains results for (1) the Corporation’s legacy business, excluding the impacts of KII and Poppin (“Legacy HNI”) and (2) KII. As previously disclosed, the Corporation divested Poppin in the third quarter of 2023. Please refer to non-GAAP reconciliations, which follow the financial statements in this release, for further information on the adjustments made to calculate non-GAAP performance.

HNI Corporation – Fourth Quarter Impact of Kimball International Acquisition
(Dollars in millions, except per share data)
	Three Months Ended
	December 30, 2023			December 31, 2022
GAAP	Legacy HNI	KII	Consolidated HNI	Consolidated HNI	Legacy Change		Consolidated Change
Net Sales	$532.4	$147.4	$679.8	$568.9	(6.4%)		19.5%
Gross Profit	$211.8	$61.3	$273.1	$208.0	1.8%		31.3%
Gross Profit %	39.8%	41.6%	40.2%	36.6%	320	bps	360	bps
Restructuring and Impairment	$33.3	($1.9)	$31.4	$5.7	488%		455%
Operating Income	$14.5	$16.2	$30.7	$23.0	(36.9%)		33.6%
Operating Income %	2.7%	11.0%	4.5%	4.0%	-130	bps	50	bps
EPS - diluted			$0.48	$0.39			23.1%

Non-GAAP
Gross Profit	$212.1	$61.3	$273.5	$212.8	(0.3%)		28.5%
Gross Profit %	39.8%	41.6%	40.2%	37.4%	240	bps	280	bps
Operating Income	$50.3	$15.7	$66.1	$36.2	39.1%		82.6%
Operating Income %	9.5%	10.7%	9.7%	6.4%	310	bps	330	bps
EPS - diluted	$0.91		$0.98	$0.63	44.4%		55.6%

HNI Corporation — Fourth Quarter Summary Comments
•Consolidated net sales increased 19.5 percent from the prior-year quarter to $679.8 million. On an organic basis, sales decreased 6.4 percent compared to the prior-year quarter. The acquisition of Kimball International increased year-over-year sales by $147.4 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin expanded 360 basis points compared to the prior-year quarter, driven by favorable price-cost, improved net productivity, lower restructuring costs, and the impact of the Kimball International acquisition, partially offset by lower building products volume.
•Selling and administrative expenses as a percent of sales decreased 50 basis points from the prior-year quarter. This decrease was driven by improved freight and distribution productivity, lower core SG&A, and lower group medical expense, partially offset by lower building products volume and higher variable compensation. The current quarter also included $3.6 million of acquisition-related fees and expenses, while the prior-year quarter included $2.5 million associated with a company-wide cost reduction initiative.
•Restructuring and impairment charges totaled $31.4 million in the current-year quarter, primarily from goodwill and intangible asset impairments related to small business units in the Workplace Furnishings segment. In the prior-year quarter, the Corporation incurred $5.7 million of restructuring and impairment costs related to efforts to drive business simplification and improve long-term profitability in the Workplace Furnishings segment.
•Non-GAAP net income per diluted share was $0.98 compared to $0.63 in the prior-year quarter. The $0.35 increase was primarily driven by improved net productivity, favorable price-cost, lower core SG&A, and the net impact of the Kimball International acquisition, partially offset by lower building products volume and higher variable compensation.

•The GAAP tax rate in the current-year period was impacted by the effects of the Kimball International acquisition and impairment charges, resulting in a rate of 0.0 percent. Non-GAAP net income per diluted share in the current-year quarter includes an effective tax rate of 19.5 percent.

HNI Corporation — Full Year Results

HNI Corporation — Full Year Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2023	December 31, 2022	Change
GAAP
Net Sales	$2,434.0	$2,361.8	3.1%
Gross Profit %	39.0%	35.4%	360	bps
SG&A %	33.4%	30.6%	280	bps
Gain on Sale of Subsidiary	$—	$ 50.4	NM
Restructuring and Impairment Charges %	1.8%	0.3%	150	bps
Operating Income	$90.3	$155.2	(41.8%)
Operating Income %	3.7%	6.6%	-290	bps
Effective Tax Rate	24.1%	15.4%
Net Income %	2.0%	5.2%	-320	bps
EPS – diluted	$1.09	$2.94	(62.9%)

Non-GAAP
Gross Profit %	39.0%	35.7%	330	bps
Operating Income	$178.1	$128.4	38.8%
Operating Income %	7.3%	5.4%	190	bps
EPS – diluted	$2.65	$2.20	20.5%

The following table contains results for (1) Legacy HNI, (2) KII, and (3) Poppin. Please refer to non-GAAP reconciliations, which follow the financial statements in this release, for further information on the adjustments made to calculate non-GAAP performance.

HNI Corporation – Full Year Impact of Kimball International Acquisition
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2023				December 31, 2022
GAAP	Legacy HNI	KII	Poppin	Consolidated HNI	Consolidated HNI	Legacy Change		Consolidated Change
Net Sales	$2,072.6	$349.8	$11.6	$2,434.0	$2,361.8	(12.2%)		3.1%
Gross Profit	$798.6	$142.9	$6.7	$948.3	$834.9	(4.3%)		13.6%
Gross Profit %	38.5%	40.9%	57.8%	39.0%	35.4%	310	bps	360	bps
Gain on Sale of Subsidiary	$—	$—	$—	$—	$50.4	NM		NM
Restructuring and Impairment	$35.8	($1.9)	$10.8	$44.8	$6.7	437%		572%
Operating Income (Loss)	$78.9	$26.0	($14.7)	$90.3	$155.2	(49.1%)		(41.8%)
Operating Income (Loss) %	3.8%	7.4%	(126%)	3.7%	6.6%	-280	bps	-290	bps
EPS - diluted				$1.09	$2.94			(62.9%)

Non-GAAP
Gross Profit	$799.5	$142.9	$6.7	$949.2	$843.7	(5.2%)		12.5%
Gross Profit %	38.6%	40.9%	57.8%	39.0%	35.7%	290	bps	330	bps
Operating Income (Loss)	$145.3	$36.7	($3.8)	$178.1	$128.4	13.2%		38.8%
Operating Income (Loss) %	7.0%	10.5%	(32.9%)	7.3%	5.4%	160	bps	190	bps
EPS - diluted	$2.50			$2.65	$2.20	13.6%		20.5%

*2023 fiscal year results reflect seven months of KII and approximately three and a half months of Poppin.

HNI Corporation — Full Year Summary Comments
•Consolidated net sales increased 3.1 percent from the prior year to $2.434 billion. On an organic basis, net sales decreased 10.6 percent compared to the prior year primarily due to declines in Residential Building Products that were driven by housing market weakness. The current-year acquisition of Kimball International increased year-over-year sales by $361.4 million, while the prior-year acquisition of a residential building products company increased year-over-year sales by $2.4 million. The prior-year sale of the Corporation's China- and Hong Kong-based Lamex office furniture business (“Lamex”) decreased year-over-year sales by $46.9 million.
•Gross profit margin expanded 360 basis points compared to the prior year. This increase was driven by favorable price-cost, improved net productivity, and the impact of the Kimball International acquisition, partially offset by lower organic volume.
•Selling and administrative expenses as a percent of sales increased 280 basis points compared to the prior year. This increase was driven by $41.2 million of acquisition-related fees and expenses along with lower organic volume and higher variable compensation, partially offset by lower core SG&A and dilution from price realization. The prior year also included $8.0 million associated with a company-wide cost reduction initiative.

•Restructuring and impairment costs in the current year were primarily comprised of $31.0 million of goodwill and intangible asset impairments related to small business units in the Workplace Furnishings segment and $9.8 million incurred in connection with the divestiture of Poppin. In the prior year, the Corporation incurred restructuring and impairment costs of $6.7 million primarily related to efforts to drive business simplification and improve long-term profitability in the Workplace Furnishings segment.
•A pre-tax gain of $50.4 million was recorded as a corporate item during the prior year as a result of the divestiture of Lamex.
•Non-GAAP net income per diluted share was $2.65, compared to $2.20 in the prior year. The $0.45 increase was driven by favorable price-cost, improved net productivity, lower core SG&A, and the net impact of the Kimball International acquisition, partially offset by lower organic volume and higher variable compensation.

Workplace Furnishings — Fourth Quarter and Full Year Results

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 30, 2023	December 31, 2022	Change		December 30, 2023	December 31, 2022	Change
GAAP
Net Sales	$490.7	$351.2	39.7%		$1,740.3	$1,486.2	17.1%
Operating Income (Loss)	$9.5	($7.7)	223%		$68.6	$3.4	NM
Operating Income (Loss) %	1.9%	(2.2%)	410	bps	3.9%	0.2%	370	bps

Non-GAAP
Operating Income	$40.4	$8.4	382%		$124.5	$23.5	430%
Operating Income %	8.2%	2.4%	580	bps	7.2%	1.6%	560	bps

The following tables contain results for (1) the Corporation’s legacy workplace furnishings business, excluding the impacts of KII and Poppin (“Legacy Workplace”), (2) KII, and (3) Poppin. Please refer to non-GAAP reconciliations, which follow the financial statements in this release for further information on the adjustments made to calculate non-GAAP performance.

Workplace Furnishings – Fourth Quarter Impact of Kimball International Acquisition
(Dollars in millions)
	Three Months Ended
	December 30, 2023			December 31, 2022
GAAP	Legacy Workplace	KII	Total Workplace	Total Workplace	Legacy Change		Total Change
Net Sales	$343.3	$147.4	$490.7	$351.2	(2.3%)		39.7%
Operating Income (Loss)	($6.7)	$16.2	$9.5	($7.7)	12.7%		223%
Operating Income (Loss) %	(2.0%)	11.0%	1.9%	(2.2%)	20	bps	410	bps

Non-GAAP
Operating Income	$24.6	$15.7	$40.4	$8.4	194%		382%
Operating Income %	7.2%	10.7%	8.2%	2.4%	480	bps	580	bps

Workplace Furnishings – Full Year Impact of Kimball International Acquisition
(Dollars in millions)
	Twelve Months Ended
	December 30, 2023				December 31, 2022
GAAP	Legacy Workplace	KII	Poppin	Total Workplace	Total Workplace	Legacy Change		Total Change
Net Sales	$1,378.8	$349.8	$11.6	$1,740.3	$1,486.2	(7.2%)		17.1%
Operating Income (Loss)	$57.3	$26.0	($14.7)	$68.6	$3.4	NM		NM
Operating Income (Loss) %	4.2%	7.4%	(126%)	3.9%	0.2%	400	bps	370	bps

Non-GAAP
Operating Income (Loss)	$91.6	$36.7	($3.8)	$124.5	$23.5	290%		430%
Operating Income (Loss) %	6.6%	10.5%	(32.9%)	7.2%	1.6%	500	bps	560	bps

*2023 fiscal year results reflect seven months of KII and approximately three and a half months of Poppin.

Workplace Furnishings — Fourth Quarter Summary Comments
•Workplace Furnishings net sales increased 39.7 percent from the prior-year quarter to $490.7 million. On an organic basis, net sales decreased 2.3 percent from the prior-year quarter. The impact of the Kimball International acquisition increased sales by $147.4 million over the prior-year quarter.
•Workplace Furnishings GAAP operating profit margin expanded 410 basis points versus the prior-year period. On a non-GAAP basis, segment operating profit margin expanded 580 basis points, driven by the impact of the Kimball International acquisition, favorable price-cost, improved net productivity, and lower core SG&A, partially offset by higher variable compensation. Excluding the impact of KII, fourth quarter non-GAAP operating profit margin for Legacy Workplace was 7.2 percent, an improvement of 480 basis points year-on-year.

Workplace Furnishings — Full Year Summary Comments
•Workplace Furnishings net sales increased 17.1 percent from the prior year to $1.740 billion. On an organic basis, net sales decreased 4.2 percent from the prior year. The impact of the Kimball International acquisition increased sales by $361.4 million over the prior year, while the prior-year sale of Lamex decreased sales $46.9 million year-over-year.
•Workplace Furnishings GAAP operating profit margin expanded 370 basis points. On a non-GAAP basis, segment operating profit margin expanded 560 basis points, primarily driven by favorable price-cost, the impact of the Kimball International acquisition, improved net productivity, and lower core SG&A, partially offset by lower organic volume and higher variable compensation. Excluding the impact of KII and Poppin, full year non-GAAP operating profit margin for Legacy Workplace was 6.6 percent, an improvement of 500 basis points year-on-year.

Residential Building Products — Fourth Quarter and Full Year Results

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 30, 2023	December 31, 2022	Change		December 30, 2023	December 31, 2022	Change
GAAP
Net Sales	$189.1	$217.7	(13.1%)		$693.7	$875.6	(20.8%)
Operating Income	$42.1	$41.7	0.9%		$116.6	$158.7	(26.5%)
Operating Income %	22.3%	19.2%	310	bps	16.8%	18.1%	-130	bps

Non-GAAP
Operating Income	$42.1	$43.3	(2.7%)		$117.8	$160.3	(26.5%)
Operating Income %	22.3%	19.9%	240	bps	17.0%	18.3%	-130	bps

Residential Building Products — Fourth Quarter Summary Comments
•Residential Building Products net sales decreased 13.1 percent from the prior-year quarter to $189.1 million, primarily due to housing market weakness. Remodel/retrofit sales declined at a higher rate than new construction.
•Residential Building Products GAAP operating profit margin expanded 310 basis points, driven by improved net productivity, favorable price-cost, lower core SG&A, and favorable product mix, partially offset by lower volume.

Residential Building Products — Full Year Summary Comments
•Residential Building Products net sales decreased 20.8 percent from the prior year to $693.7 million, primarily due to housing market weakness. Remodel/retrofit sales, which also were negatively impacted by the normalization of trade inventory, declined at a higher rate than new construction. On an organic basis, sales decreased 21.0 percent year-over-year. The prior-year acquisition of a building product company increased sales $2.4 million year-over-year.
•Residential Building Products GAAP operating profit margin compressed 130 basis points due to lower volume, partially offset by favorable price-cost, improved net productivity, lower core SG&A, and lower variable compensation.

Fourth Quarter Orders
•Organic orders in the Workplace Furnishings segment modestly grew during the quarter. Orders from small-to-medium sized customers and at KII Workplace & Health both increased year-over-year at a mid-single digit rate, outpacing contract orders, which were approximately flat versus the prior-year period. Overall, year-over-year order trends were uneven during the quarter and were strongest in December.
•Orders in the Residential Building Products segment decreased three percent versus the fourth quarter of 2022. This represents an improvement compared to the third quarter when orders were down 18 percent year-over-year. Year-over-year order trends improved through the quarter, and new construction outperformed remodel/retrofit.

Outlook
•2024 non-GAAP earnings per share are expected to increase solidly year-over-year primarily driven by continued margin expansion in Workplace Furnishings and accretion from Kimball International.
•2024 demand environment. The Corporation expects 2024 organic revenue to grow at a low-single-digit rate in both Workplace Furnishings and Residential Building Products. For Workplace Furnishings, this outlook assumes demand conditions remain generally in-line with those experienced in the second-half 2023. In Residential Building Products, the Corporation expects growth in new construction to be partially offset by continued declines in remodel/retrofit.
•2024 impact of Kimball International. The Corporation expects KII to add $215 to $225 million of incremental revenue to 2024 and be solidly accretive to earnings.
•Balance Sheet. The Corporation expects to further reduce leverage and improve its already strong balance sheet during 2024 through modest debt reduction and continued EBITDA growth. Low leverage and consistent cash flow generation will provide the Corporation with substantial capacity for capital deployment. The Corporation’s current priorities for capital deployment are reinvesting in the business, funding dividends, and pursuing share buybacks and M&A opportunities.
•First quarter non-GAAP earnings per share are expected to increase year-over-year, with margin expansion and accretion from Kimball International more than offsetting macro-driven top line pressure. The Corporation expects first quarter Workplace Furnishings organic revenue to be down in the low-single digits versus the same quarter of 2023. KII is expected to add $125 to $130 million of revenue. In Residential Building Products, the Corporation expects first quarter revenue to be down in the low- to mid-teens year-over-year. This primarily reflects the impact from unwinding the elevated remodel-retrofit backlog in the year-ago period, partially offset by forecasted growth in new construction.
Concluding Remarks
“Our strategies have driven non-GAAP EPS growth in excess of 60 percent and expanded operating margin by 270 basis points over the past two years despite a consistently turbulent macroeconomic environment. In Workplace Furnishings, our profit transformation initiatives and the addition of Kimball International have expanded margins more than 600 basis points, and segment operating profit has grown $110 million or more than 750 percent from 2021 levels. We expect continued year-over-year profit and margin improvement from here.

“The integration and accretion from Kimball International are ahead of schedule, and our synergy expectations have moved higher. KII is complementary from a product, market, and cultural perspective; and it strengthens our Workplace Furnishings exposure to several important trends and markets—namely, ancillary products, secondary geographies, healthcare, and hospitality. Each provides new opportunities for profit growth. Our confidence in the combination’s strategic and financial benefits continues to accelerate.

“In Residential Building Products, we quickly adjusted our cost structure to respond to the housing re-set in 2023. Despite the macro-driven top line pressure, our operating profit margin in the fourth quarter expanded to near-record levels, even as we continued to invest in our growth strategies, leading brands, and operating platforms. Although the near term remains dynamic, leading indicators are improving, and we are uniquely positioned to drive high-margin growth as the housing market stabilizes.

“Our balance sheet is in excellent shape, and our cash flow is strong. Our members are focused and driving our core strategies of expanding margins in Workplace Furnishings and driving long-term high-margin revenue growth in Residential Building Products,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Thursday, February 22, 2024 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2023 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – Events & Presentations). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Thursday, February 29, 2024, 10:59 p.m. (Central) by dialing 1-800-770-2030 – Conference ID number 7175411.
About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding future levels of demand, anticipated macroeconomic conditions, expected differences in seasonality and its results on the Corporation’s results of operations, the anticipated benefits and cost synergies of the acquisition of Kimball International and sale of Poppin, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International and sale of Poppin; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms

10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net sales	$679.8	$568.9	$2,434.0	$2,361.8
Cost of sales	406.7	361.0	1,485.7	1,526.9
Gross profit	273.1	208.0	948.3	834.9
Selling and administrative expenses	211.0	179.1	813.2	723.4
(Gain) loss on sale of subsidiary	—	0.3	—	(50.4)
Restructuring and impairment charges	31.4	5.7	44.8	6.7
Operating income	30.7	23.0	90.3	155.2
Interest expense, net	7.9	2.3	25.5	8.8
Income before income taxes	22.7	20.6	64.8	146.4
Income taxes	0.0	4.3	15.6	22.5
Net income	22.7	16.3	49.2	123.9
Less: Net income (loss) attributable to non-controlling interest	0.0	0.0	0.0	(0.0)
Net income attributable to HNI Corporation	$22.7	$16.3	$49.2	$123.9

Average number of common shares outstanding – basic	46.7	41.4	44.5	41.7
Net income attributable to HNI Corporation per common share – basic	$0.49	$0.39	$1.11	$2.97

Average number of common shares outstanding – diluted	47.7	41.9	45.4	42.2
Net income attributable to HNI Corporation per common share – diluted	$0.48	$0.39	$1.09	$2.94

Foreign currency translation adjustments	$(0.0)	$(0.2)	$(0.2)	$(5.7)
Change in unrealized gains (losses) on marketable securities, net of tax	0.3	0.1	0.4	(0.7)
Change in pension and post-retirement liability, net of tax	(0.0)	4.3	(0.0)	4.3
Change in derivative financial instruments, net of tax	(2.7)	(0.1)	(2.8)	0.8
Other comprehensive income (loss), net of tax	(2.4)	4.1	(2.6)	(1.3)
Comprehensive income	20.3	20.4	46.6	122.6
Less: Comprehensive income (loss) attributable to non-controlling interest	0.0	0.0	0.0	(0.0)
Comprehensive income attributable to HNI Corporation	$20.3	$20.4	$46.6	$122.6

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 30, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$28.9	$17.4
Short-term investments	5.6	2.0
Receivables	247.1	218.4
Allowance for doubtful accounts	(3.5)	(3.2)
Inventories, net	196.6	180.1
Prepaid expenses and other current assets	61.3	54.4
Total Current Assets	535.9	469.2
Property, Plant, and Equipment:
Land and land improvements	58.9	30.8
Buildings	406.8	275.4
Machinery and equipment	705.8	602.6
Construction in progress	22.2	34.2
	1,193.7	942.9
Less accumulated depreciation	(638.5)	(590.3)
Net Property, Plant, and Equipment	555.2	352.5
Right-of-use Finance Leases	12.2	11.4
Right-of-use Operating Leases	115.2	88.4
Goodwill and Other Intangible Assets, net	651.9	439.8
Other Assets	58.4	53.2
Total Assets	$1,928.8	$1,414.5

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$418.7	$367.7
Current maturities of debt	7.5	1.3
Current maturities of other long-term obligations	7.3	2.1
Current lease obligations - Finance	4.4	3.7
Current lease obligations - Operating	25.9	20.3
Total Current Liabilities	463.7	395.1
Long-Term Debt	428.3	188.8
Long-Term Lease Obligations - Finance	7.9	7.7
Long-Term Lease Obligations - Operating	104.0	78.9
Other Long-Term Liabilities	78.0	66.3
Deferred Income Taxes	85.1	61.0
Equity:
HNI Corporation shareholders’ equity	761.4	616.5
Non-controlling interest	0.3	0.3
Total Equity	761.8	616.8
Total Liabilities and Equity	$1,928.8	$1,414.5
Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

(Unaudited)

	Twelve Months Ended
	December 30, 2023	December 31, 2022
Net Cash Flows From (To) Operating Activities:
Net income	$49.2	$123.9
Non-cash items included in net income:
Depreciation and amortization	94.9	84.2
Other post-retirement and post-employment benefits	1.1	1.3
Stock-based compensation	16.5	9.0
Deferred income taxes	(0.6)	(15.3)
Restructuring and impairment charges	31.5	6.2
Gain on sale of subsidiary	—	(50.4)
Other – net	5.1	2.7
Net increase (decrease) in cash from operating assets and liabilities	76.5	(72.7)
Decrease in other liabilities	(6.6)	(7.7)
Net cash flows from (to) operating activities	267.5	81.2

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(78.1)	(60.0)
Acquisition spending, net of cash acquired	(369.7)	(11.4)
Capitalized software	(1.0)	(8.4)
Purchase of investments	(5.7)	(2.8)
Sales or maturities of investments	5.4	2.3
Net proceeds from sale of subsidiary	2.7	69.5
Other – net	1.6	0.0
Net cash flows from (to) investing activities	(444.8)	(10.7)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(436.0)	(401.6)
Proceeds from debt	684.0	413.9
Dividends paid	(58.5)	(53.2)
Purchase of HNI Corporation common stock	(0.3)	(65.2)
Proceeds from sales of HNI Corporation common stock	2.3	4.7
Other – net	(2.8)	(4.0)
Net cash flows from (to) financing activities	188.8	(105.4)

Net increase (decrease) in cash and cash equivalents	11.5	(34.8)
Cash and cash equivalents at beginning of period	17.4	52.3
Cash and cash equivalents at end of period	$28.9	$17.4

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net Sales:
Workplace Furnishings	$490.7	$351.2	$1,740.3	$1,486.2
Residential Building Products	189.1	217.7	693.7	875.6
Total	$679.8	$568.9	$2,434.0	$2,361.8

Income (Loss) Before Income Taxes:
Workplace Furnishings	$9.5	$(7.7)	$68.6	$3.4
Residential Building Products	42.1	41.7	116.6	158.7
General corporate	(20.9)	(10.8)	(94.9)	(57.3)
Gain (loss) on sale of subsidiary	—	(0.3)	—	50.4
Operating Income	$30.7	$23.0	$90.3	$155.2
Interest expense, net	7.9	2.3	25.5	8.8
Total	$22.7	$20.6	$64.8	$146.4

Depreciation and Amortization Expense:
Workplace Furnishings	$17.8	$11.1	$59.5	$45.7
Residential Building Products	3.5	3.3	13.7	12.6
General corporate	5.2	6.4	21.6	25.9
Total	$26.5	$20.7	$94.9	$84.2

Capital Expenditures (including capitalized software):
Workplace Furnishings	$12.2	$14.0	$62.7	$40.4
Residential Building Products	2.5	4.1	12.6	16.2
General corporate	1.6	1.5	3.7	11.7
Total	$16.3	$19.7	$79.1	$68.4

			As of December 30, 2023	As of December 31, 2022
Identifiable Assets:
Workplace Furnishings			$1,311.4	$761.5
Residential Building Products			467.1	493.0
General corporate			150.3	160.0
Total			$1,928.8	$1,414.5

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. In the current quarter and year periods, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate primarily due to the impact of the Kimball International acquisition. In the prior-year quarter and year periods, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the impact of the Lamex divestiture. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. Additionally, non-GAAP EPS for the Legacy HNI business is calculated by excluding the impact of new issuances of HNI common stock and HNI restricted stock units made in connection with the acquisition of Kimball International.

The sales adjustments to arrive at the non-GAAP organic sales information presented in this earnings release relate to the exclusion of net sales of KII and Poppin in the current year periods, as well as a residential building products company acquired in the second quarter of 2022. Furthermore, prior year net sales of the Lamex business that was divested in the third quarter of 2022 are excluded.

The transactions excluded for purposes of other non-GAAP financial information included in this earnings release include: professional fees and other costs related to the acquisition of Kimball International; current prior periods charges incurred due to the impairment of equity investments; current and prior periods restructuring charges recorded to cost of sales comprised of inventory valuation adjustments and relocation and new facility setup costs in the Workplace Furnishings segment; current periods restructuring and impairment costs in the Workplace Furnishings segment related to goodwill and intangible asset impairments, the exit of Poppin, the sale of an office building, and the exit of an eCommerce business. Additionally, prior period transactions excluded include the gain from the divestiture of the Lamex business and charges related to company-wide cost reduction initiatives.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	December 30, 2023			December 31, 2022
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$490.7	$189.1	$679.8	$351.2	$217.7	$568.9
% change from PY	39.7%	(13.1%)	19.5%
Less: Kimball International acquisition	147.4	—	147.4	—	—	—

Organic sales (non-GAAP)	$343.3	$189.1	$532.4	$351.2	$217.7	$568.9
% change from PY	(2.3%)	(13.1%)	(6.4%)

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 30, 2023			December 31, 2022
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$1,740.3	$693.7	$2,434.0	$1,486.2	$875.6	$2,361.8
% change from PY	17.1%	(20.8%)	3.1%
Less: Kimball International acquisition	361.4	—	361.4	—	—	—
Less: Building Products acquisition	—	2.4	2.4	—	—	—
Less: Lamex divestiture	—	—	—	46.9	—	46.9

Organic sales (non-GAAP)	$1,378.8	$691.4	$2,070.2	$1,439.3	$875.6	$2,314.9
% change from PY	(4.2%)	(21.0%)	(10.6%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 30, 2023
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$273.1	$30.7	$0.0	$22.7	$0.48
% of net sales	40.2%	4.5%		3.3%
Tax %			0.0%

Restructuring charges	0.4	(0.7)	(0.3)	(0.4)	(0.01)
Impairment charges	—	32.5	6.9	25.6	0.54
Acquisition costs	—	3.6	4.7	(1.1)	(0.02)

Results (non-GAAP)	$273.5	$66.1	$11.3	$46.8	$0.98
% of net sales	40.2%	9.7%		6.9%
Tax %			19.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 31, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$208.0	$23.0	$4.3	$16.3	$0.39
% of net sales	36.6%	4.0%		2.9%
Tax %			21.0%

Restructuring charges	4.8	7.5	1.7	5.8	0.14
Impairment charges	—	3.0	0.7	2.3	0.06
Cost reduction initiative	—	2.5	0.5	1.9	0.05
(Gain) loss on sale of subsidiary	—	0.3	0.1	0.2	0.00

Results (non-GAAP)	$212.8	$36.2	$7.3	$26.6	$0.63
% of net sales	37.4%	6.4%		4.7%
Tax %			21.4%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	December 30, 2023
	Legacy HNI	KII	Consolidated HNI
Gross profit as reported (GAAP)	$211.8	$61.3	$273.1
% of net sales	39.8%	41.6%	40.2%

Restructuring charges recorded to cost of sales	0.4	—	0.4
Gross profit (non-GAAP)	$212.1	$61.3	$273.5
% of net sales	39.8%	41.6%	40.2%

Operating income as reported (GAAP)	$14.5	$16.2	$30.7
% of net sales	2.7%	11.0%	4.5%

Restructuring charges	1.2	(1.9)	(0.7)
Impairment charges	32.5	—	32.5
Acquisition costs	2.2	1.4	3.6
Operating income (non-GAAP)	$50.3	$15.7	$66.1
% of net sales	9.5%	10.7%	9.7%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 30, 2023
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income	$14.5		$30.7
Interest expense, net	1.9		7.9
Income taxes (Legacy 9.1%, Consolidated 0.0%)	1.2		0.0
Net income	$11.4		$22.7
Average number of common shares outstanding – diluted	42.8	(1)	47.7
EPS - Diluted	$0.27		$0.48

Non-GAAP:
Operating income	$50.3		$66.1
Interest expense, net	1.9		7.9
Income taxes (19.5%)	9.4		11.3
Net income	$39.0		$46.8
Average number of common shares outstanding – diluted	42.8	(1)	47.7
EPS - Diluted	$0.91		$0.98

(1) The average number of common shares outstanding – diluted for the Legacy HNI business is calculated by excluding the fourth quarter average impacts of new issuances of HNI common stock (4.7 million) and dilutive HNI restricted stock units (0.1 million) as a result of the acquisition of Kimball International.

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2023
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$948.3	$90.3	$15.6	$49.2	$1.09
% of net sales	39.0%	3.7%		2.0%
Tax %			24.1%

Restructuring charges	0.9	12.4	2.6	9.7	0.21
Impairment charges	—	33.3	7.1	26.2	0.58
Cost reduction initiative	—	1.0	0.2	0.8	0.02
Acquisition costs	—	41.2	7.0	34.2	0.75

Results (non-GAAP)	$949.2	$178.1	$32.5	$120.1	$2.65
% of net sales	39.0%	7.3%		4.9%
Tax %			21.3%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 31, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$834.9	$155.2	$22.5	$123.9	$2.94
% of net sales	35.4%	6.6%		5.2%
Tax %			15.4%

Restructuring charges	8.8	11.5	2.6	8.9	0.21
Impairment charges	—	4.0	0.9	3.1	0.07
Cost reduction initiative	—	8.0	1.8	6.2	0.15
Gain on sale of subsidiary	—	(50.4)	(1.0)	(49.4)	(1.17)

Results (non-GAAP)	$843.7	$128.4	$26.8	$92.8	$2.20
% of net sales	35.7%	5.4%		3.9%
Tax %			22.4%

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 30, 2023
	Legacy HNI	KII	Poppin	Consolidated HNI
Gross profit as reported (GAAP)	$798.6	$142.9	$6.7	$948.3
% of net sales	38.5%	40.9%	57.8%	39.0%

Restructuring charges recorded to cost of sales	0.9	—	—	0.9
Gross profit (non-GAAP)	$799.5	$142.9	$6.7	$949.2
% of net sales	38.6%	40.9%	57.8%	39.0%

Operating income (loss) as reported (GAAP)	$78.9	$26.0	$(14.7)	$90.3
% of net sales	3.8%	7.4%	(126%)	3.7%

Restructuring charges	3.4	(1.9)	10.8	12.4
Impairment charges	33.3	—	—	33.3
Cost reduction initiative	1.0	—	—	1.0
Acquisition costs	28.6	12.5	—	41.2
Operating income (loss) (non-GAAP)	$145.3	$36.7	$(3.8)	$178.1
% of net sales	7.0%	10.5%	(32.9%)	7.3%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2023
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income	$78.9		$90.3
Interest expense, net	10.1		25.5
Income taxes (24.1%)	16.6		15.6
Net income	$52.2		$49.2
Average number of common shares outstanding – diluted	42.5	(1)	45.4
EPS - Diluted	$1.23		$1.09

Non-GAAP:
Operating income	$145.3		$178.1
Interest expense, net	10.1		25.5
Income taxes (21.3%)	28.8		32.5
Net income	$106.3		$120.1
Average number of common shares outstanding – diluted	42.5	(1)	45.4
EPS - Diluted	$2.50		$2.65

(1) The average number of common shares outstanding – diluted for the Legacy HNI business is calculated by excluding the full year average impacts of new issuances of HNI common stock (2.8 million) and dilutive HNI restricted stock units (0.05 million) as a result of the acquisition of Kimball International.

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	December 30, 2023			December 31, 2022
	Legacy Workplace Furnishings	KII	Total Workplace Furnishings	Total Workplace Furnishings	Total Percent Change

Operating income (loss) as reported (GAAP)	$(6.7)	$16.2	$9.5	$(7.7)	223%
% of net sales	(2.0%)	11.0%	1.9%	(2.2%)

Restructuring charges	0.4	(1.9)	(1.5)	7.5
Impairment charges	31.0	—	31.0	3.0
Cost reduction initiative	—	—	—	5.6
Acquisition costs	—	1.4	1.4	—
Operating income (non-GAAP)	$24.6	$15.7	$40.4	$8.4	382%
% of net sales	7.2%	10.7%	8.2%	2.4%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 30, 2023				December 31, 2022
	Legacy Workplace Furnishings	KII	Poppin	Total Workplace Furnishings	Total Workplace Furnishings	Total Percent Change

Operating income (loss) as reported (GAAP)	$57.3	$26.0	$(14.7)	$68.6	$3.4	NM
% of net sales	4.2%	7.4%	(126%)	3.9%	0.2%

Restructuring charges	2.6	(1.9)	10.8	11.6	11.5
Impairment charges	31.8	—	—	31.8	3.0
Cost reduction initiative	(0.1)	—	—	(0.1)	5.6
Acquisition costs	—	12.5	—	12.5	—
Operating income (loss) (non-GAAP)	$91.6	$36.7	$(3.8)	$124.5	$23.5	430%
% of net sales	6.6%	10.5%	(32.9%)	7.2%	1.6%

Residential Building Products Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 30, 2023	December 31, 2022	Percent Change	December 30, 2023	December 31, 2022	Percent Change
Operating income as reported (GAAP)	$42.1	$41.7	0.9%	$116.6	$158.7	(26.5%)
% of net sales	22.3%	19.2%		16.8%	18.1%

Cost reduction initiative	—	1.5		1.3	1.5

Operating income (non-GAAP)	$42.1	$43.3	(2.7%)	$117.8	$160.3	(26.5%)
% of net sales	22.3%	19.9%		17.0%	18.3%